Exhibit 10.23

RETIREMENT AGREEMENT

       This Retirement Agreement (this “Agreement”) is made as of April 20, 2009 and is by and between Newfield Exploration Company (the “Company”) and David A. Trice (“Executive”).

WHEREAS, Executive has been continuously employed by the Company for more than 10 years, and currently serves as the Company’s Chairman and Chief Executive Officer;

WHEREAS, Executive has notified the Company and its Board of Directors (“Board”) that he intends to retire as an officer of the Company on May 7, 2009 (“Officer Retirement Date”) and as an employee of the Company on May 31, 2009 (“Employment Termination Date”), and the Company and the Board agree to such dates;

WHEREAS, after the Employment Termination Date, the Board desires for Executive to serve as non-employee Chairman of the Board until the Company’s 2010 Annual Meeting of Stockholders;

WHEREAS, the Company and Executive desire to set forth certain agreements and understandings regarding, among other things, (1) Executive’s termination of employment with the Company, (2) certain benefits the Company has agreed to provide to Executive upon termination of employment and (3) Executive’s release of any and all claims against the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1.   TERMINATION OF EMPLOYMENT.  Executive has decided to retire and resign his position as an officer of the Company on the Officer Retirement Date.  Executive’s employment with the Company will terminate on the Employment Termination Date.

2.   SEPARATION BENEFITS.  The Company will provide Executive with two kinds of separation benefits at the time of termination of employment—regular separation benefits, to which Executive is entitled as a result termination, and enhanced separation benefits, which are being offered to Executive in recognition of his past service as an officer of the Company and his significant contributions to the success of the Company.  Executive will receive the regular separation benefits even if he declines to sign this Agreement and execute the release of claims.  The regular separation benefits are described in Annex A attached hereto and the enhanced separation benefits are described in Annex B attached hereto.

3.           RESTRICTED STOCK UNIT AWARD.  In addition to the regular separation benefits and the other enhanced separation benefits described in Annexes A and B, respectively, in recognition of Executive’s agreement to serve as non-executive Chairman of the Board until the Company’s 2010 Annual Meeting of Stockholders and his agreement to enter into the Non-Compete Agreement attached hereto as Annex D, upon execution of this Agreement and the Non-Compete Agreement by the Company and Executive, the Compensation & Management Development Committee of the Board will grant Executive an award of 100,000 restricted stock units pursuant to the form of Restricted Stock Unit Agreement attached hereto as Annex C.

4.           RELEASE OF CLAIMS.  Executive hereby acknowledges that his relationship with the Company is an “at-will employment relationship,” meaning that either Executive or the Company could terminate the relationship with or without notice and with or without cause, at any time. Nevertheless, in consideration for the enhanced separation benefits described in Annex B to this Agreement and the award of restricted stock units in the form of the Restricted Stock Unit Agreement attached hereto as Annex C, Executive hereby provides the Company with an irrevocable and unconditional release and discharge of claims.

This release and discharge of claims applies to (1) Newfield Exploration Company, (2) each and all of its subsidiaries and affiliated companies (which, for purposes of this section, shall together with Newfield Exploration Company collectively be referred to as the Company), (3) the Company’s officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, whether or not acting in the course and scope of employment, and (4) to all persons acting by, through, under, or in concert with any of the foregoing persons or entities.

The claims subject to this release include, without limitation, any and all claims related or in any manner incidental to Executive’s employment with the Company or the termination of that employment relationship. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Executive’s employment with the Company and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause or cause of action; and regardless of the forum in which it might be brought.  This release applies to any claims brought by any person or agency on behalf of Executive or any class action pursuant to which Executive may have any right or benefit.

Executive promises never to file a lawsuit asserting any claims that are released by Executive and further promises not to accept any recoveries or benefits which may be obtained on Executive’s behalf by any other person or agency or in any class action and does hereby assign any such recovery or benefit to the Company.  If Executive sues the Company in violation of this Agreement, Executive shall be liable to the Company for the Company’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Additionally, if Executive sues the Company in violation of this Agreement, the Company can require Executive to return all monies and other benefits paid to Executive pursuant to this Agreement.

Notwithstanding the foregoing, the release contained herein shall not apply to (1) any rights that Executive may have under the Company’s retirement plans including the Newfield Exploration Company 401(k) Plan, (2) any rights that Executive may have under this Agreement, (3) Executive’s rights under applicable law (i.e., the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) to continued medical insurance coverage at your expense, and (4) Executive’s statutory right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights (“TCHR”), to participate in an EEOC or TCHR investigation or proceeding, or to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626(f)(4).

In connection with this release, Executive understands and agrees that:

(a)           Executive has a period of 21 days within which to consider whether to execute this Agreement, that no one hurried Executive into executing this Agreement during that 21 day period, and that no one coerced Executive into executing this Agreement;

(b)           Executive has carefully read and fully understands all the provisions of the release set forth in this Section 4 of this Agreement, and declares that the Agreement is written in a manner that Executive understands;

(c)           Executive is, through this Agreement, releasing the Company from any and all claims that Executive may have against the Company and the other parties specified above, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f);

(d)           Executive declares that Executive’s agreement to all of the terms set forth in this Agreement is knowing and voluntary;

(e)           Executive knowingly and voluntarily intends to be legally bound by the terms of this Agreement;

(f)            Executive acknowledges that the Company is hereby advising Executive in writing to consult with an attorney of Executive’s choice prior to executing this Agreement; and

(g)           Executive understands that rights or claims that may arise after the date this Agreement is executed are not waived.  Executive understands that Executive has a period of seven days to revoke Executive’s agreement to give the Company a complete release in exchange for the restricted stock unit award and other enhanced separation benefits, and that Executive may deliver notification of revocation by letter or facsimile addressed to the Company’s General Counsel.  Executive understands that this will not become effective and binding, and that none of the separation benefits described above in Section 2 of this Agreement will be provided to Executive until after the expiration of the revocation period.  The revocation period commences when Executive executes this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which Executive executes this Agreement. Executive understands that if Executive does not deliver a written notice of revocation to the Company’s General Counsel before the end of the seven-day period described above, this Agreement will become final, binding and enforceable.

The Company’s decision to offer the restricted stock unit award and the other enhanced separation benefits in exchange for a release of claims shall not be construed as an admission by the Company of (1) any liability whatsoever, (2) any violation of any of Executive’s rights or those of any person, or (3) any violation of any order, law, statute, duty, or contract.  The Company specifically disclaims any liability to Executive or to any other person for any alleged violation of any rights possessed by Executive or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

Executive represents and acknowledges that in executing this Agreement Executive does not rely and has not relied upon any representation or statement made by the Company, or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the release set forth in this Agreement, other than those specifically stated in this Agreement.

The release set forth in this Section 4 of this Agreement shall be binding upon Executive, and Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company as defined above. Executive expressly warrants that Executive has not assigned, transferred or sold to any person or entity any rights, causes of action, or claims released in this Agreement.

5.           INDEMNITY PAYMENT.  In view of uncertainties concerning the application of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if any compensatory payments received or to be received by Executive under agreements and arrangements of the Company (the “Total Payments”) will be subject to an additional tax under Section 409A (“Additional 409A Tax”) the Company shall pay Executive an additional amount (the “Indemnity Payment”) such that the net amount retained by Executive after the deduction of any Additional 409A Tax on the Total Payments and any federal income and employment taxes upon the Indemnity Payment shall be equal to the Total Payments.  The purpose of this Section 5 is to place Executive in the same economic position such Executive would have been in had no Additional 409A Tax been imposed with respect to the Total Payments.

For purposes of determining the amount of the Indemnity Payment, the Executive shall be deemed to pay (1) federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Indemnity Payment is to be made and (2) no state and local income taxes.  The Company shall make a payment to reimburse Executive in an amount equal to all federal taxes imposed upon Executive that are described in this Section 5, including the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes on such amounts, by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the taxing authority.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee, any amounts to which Executive would otherwise be entitled under this Section 5 during the first six months following the date of Executive’s Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of his Separation From Service.

6.           BONUS ELIGIBILITY.  During the fourth quarter of 2009, Executive will be eligible for consideration for a discretionary pro-rated bonus in recognition of his service to the Company during 2009.  The amount of such bonus, if any, will be determined in the sole discretion of the Compensation & Management Development Committee of the Board.  Such bonus will be paid on the date that is six months following the date of Executive’s Separation From Service.

7.           MISCELLANEOUS.

               (a)           Exclusive Rights and Benefits.  Except as otherwise provided in this Agreement, the benefits described in this Agreement supersede, negate and replace any other benefits owed to or offered by the Company to Executive.  This Agreement will be administered by the Company’s General Counsel, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit Executive’s legal rights if a disagreement exists to contest the decision of the Company’s General Counsel.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement between Executive and the Company with respect to each and every issue addressed in this Agreement, and that entire, integrated agreement fully supersedes any and all prior agreements or understandings, oral or written, between Executive and the Company pertaining to the subject matter of this Agreement.

(c)           Exclusive Choice of Law.  This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of that agreement shall be governed by the laws of that State, without giving effect to principles of conflict of law.

(d)           Severability and Headings.  The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

(e)           Certain Definitions.  For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to such terms under Section 409A and the final Department of Treasury Regulations issued thereunder.

(f)           Amendment; Modification; Waiver.  No amendment or modification of this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).

    IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Executive has executed this Agreement, in Houston, Texas as of April 20, 2009.

NEWFIELD EXPLORATION COMPANY

By:    /s/ Lee K. Boothby
Lee K. Boothby
President

/s/ David A. Trice
                                        David A. Trice

Annex A
David A. Trice
Summary of Regular Separation Benefits

The following is a summary of the regular separation benefits applicable to all eligible retiring participants.  The Company’s Human Resources Department will provide you with a packet describing the benefits referenced below.

Employment Termination Date:         May 31, 2009

Health & Welfare Programs:  Executive meets the eligibility requirements for “Qualified Retirement” under the Newfield Exploration Company Self Funded Medical Plan.  Accordingly, he (and his dependents) may receive, until age 65, or such other age he becomes eligible for Medicare (or its successor), continued medical, dental and vision coverage.  It will be offered at the same premium rate paid by an active Company employee for either family or, as the case may be, single coverage.  However, (1) Executive must make any enrollment changes within 30 days of his Employment Termination Date and (2) he will be responsible to pay his portion of the monthly premiums on or before the first day of each month directly to our Third Party Administrator, Group Resources.  Prescription drugs will be handled in the same manner as if the retiree were an active employee.  If any of such medical, dental or vision benefits are taxable to the Executive and are not exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Executive shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the period commencing on the Employment Termination Date and ending on the date he becomes eligible for Medicare (or its successor).  The amount of such welfare benefit expenses eligible for reimbursement or the in-kind benefits provided during the Executive's taxable year will not affect the expenses eligible for reimbursement, or the benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Internal Revenue Code of 1986, as amended).  Executive's right to such reimbursement or direct provision of such benefits is not subject to liquidation or exchange for another benefit.  To the extent that such benefits provided to Executive are taxable to the Executive and are not otherwise exempt from Section 409A, any such reimbursement amounts to which Executive would otherwise be entitled during the first six months following the date of the Executive's Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of his Separation From Service.  All such reimbursements by the Company shall be paid no later than the earlier of (1) the time periods specified in the plans and (2) the last day of Executive's taxable year following the taxable year in which the expense was incurred.

Executive will not be able to participate in the Section 125 Cafeteria Plan / Flexible Spending Accounts (FSA) after the Employment Termination Date.  Participation in the Health Care Reimbursement Account will cease.  He will be able to submit claims for health care expenses incurred up to his Employment Termination Date.  In order to be eligible for reimbursement of medical/dependent care claims, they must be filed no later than April 30, 2010.

Long-Term Disability and Term/Voluntary Life Insurance:  All long-term disability and term life insurance coverage ends on the Employment Termination Date.  Executive can convert the Hartford Life term life insurance coverage to an individual whole life policy if he so chooses or he can port the coverage as a term life policy.  Executive must apply for individual coverage within 31 days from the Employment Termination Date.  If he does not apply within 31 days, the option to convert will no longer be available.

Accidental Death and Dismemberment Insurance:  All accidental death and dismemberment insurance coverage ends on the Employment Termination Date.

Vacation:  All accrued (earned) and unused vacation will be paid out on the Employment Termination Date.

Employee Stock Purchase Plan:  Executive’s participation in the Employee Stock Purchase Plan will automatically cease on the Employment Termination Date.  This will result in automatic withdrawal from the plan and return of any contributions made during the current option period through the Employment Termination Date because the current option period (January through June) will not have been completed.

401(k) Plan:  Executive has the option of leaving his funds in the Newfield Exploration Company 401(k) Plan.  Executive also has the option to rollover all or a portion of a distribution of his funds into an Individual Retirement Account (IRA) of his choice.

Deferred Compensation Plan:  Since Executive is a Specified Employee under the Newfield Exploration Company Deferred Compensation Plan, payment will be made in accordance with Executive’s form of payment elections, beginning on a date that is six months after his Separation From Service, as provided in the plan.

Incentive Compensation Plan:  As provided in the plan, Executive will not be eligible to receive a Current Award with respect to the 2009 Performance Period.  Executive will be vested in the full amount (including interest to the date of payment) remaining in all of his Deferred Award Accounts at the Employment Termination Date and such amounts will be paid to Executive at the same time that such amounts would have been paid in the absence of his retirement.

Equity Awards:

Restricted Stock:  On February 14, 2007, Executive was awarded 66,668 shares of performance-based restricted stock under the 2004 Omnibus Stock Plan.  Since Executive is retiring in accordance with the Company’s policies, Executive’s retirement meets the definition of “Qualified Retirement” and the award will continue for the remainder of its term as provided in the award agreement.  The award shall remain subject to the achievement of the performance goals specified in the award agreement.

Restricted Stock Units:  On February 14, 2007, Executive also was awarded 16,666 time-based vesting restricted stock units under the 2004 Omnibus Stock Plan, 11,112 of which remain unvested.  Since Executive is retiring in accordance with the Company’s policies, Executive’s retirement meets the definition of “Qualified Retirement.”  By executing this Agreement, Executive agrees that he will not be paid shares of the Company’s common stock under his February 14, 2007 restricted stock unit award agreement granting such restricted stock units until  the date that is six months following the date of his Separation From Service.

Change of Control Arrangements:  Executive is a participant in the Company’s Change of Control Severance Plan and also has a Change of Control Severance Agreement with the Company.  After the Employment Termination Date, Executive will no longer be eligible to receive benefits under the Company’s Change of Control Severance Plan or Executive’s Change of Control Severance Agreement since each document requires both (1) a termination of employment and (2) a Change of Control to be eligible for benefits.

Annex B
David A. Trice
Summary of Enhanced Separation Benefits

Employment Termination Date:          May 31, 2009

Equity Awards:

Stock Options:  The table below sets forth Executive’s outstanding nonqualified stock option awards.

Grant Date	Shares Subject to Stock Option (#)	Exercise Price ($)	Expiration Date	Plan
02/10/00	60,000	14.91	02/10/10	2000 Omnibus Stock Plan
02/09/01	40,000	19.02	02/09/11	2000 Omnibus Stock Plan
02/07/02	40,000	16.87	02/07/12	2000 Omnibus Stock Plan
11/26/02	40,000	17.84	11/26/12	2000 Omnibus Stock Plan
02/07/08	72,000	48.45	02/07/18	2000 Omnibus Stock Plan
02/07/08	63,000	48.45	02/07/18	2007 Omnibus Stock Plan

The awards granted on February 10, 2000, February 9, 2001, February 7, 2002 and November 26, 2002 each are 100% vested.  As an enhanced separation benefit, the Company agrees that the awards granted on February 10, 2000, February 9, 2001, February 7, 2002 and November 26, 2002 each shall remain exercisable until their respective expiration dates as set forth in the table above.  Absent this enhanced separation benefit, pursuant to the award agreement governing each such award, Executive would have three months after the Employment Termination Date to exercise each such award.

The awards granted on February 7, 2008 are 33 1/3% vested.  As an enhanced separation benefit, the Company agrees to deem Executive’s retirement on the Employment Termination Date to be a “Qualified Retirement” under the award agreements governing the stock option awards granted to Executive on February 7, 2008.  As a result, the awards granted to Executive on February 7, 2008 may be exercised in full by Executive at any time during the five-year period following the Employment Termination Date, as provided in the award agreements.

Restricted Stock:  The table below sets forth Executive’s outstanding restricted stock awards that are not covered in Annex A.

Grant Date	Shares of Restricted Stock Granted (#)	Shares Vested (#)	Shares Unvested (#)	Plan
02/12/03	100,000	33,333	66,667	2000 Omnibus Stock Plan
02/08/05	80,000	--	80,000	2004 Omnibus Stock Plan

The award granted on February 12, 2003 is 33 1/3% vested.  As an enhanced separation benefit, the Company agrees to fully vest the award on the Employment Termination Date.  Absent this enhanced separation benefit, pursuant to the award agreement governing the February 12, 2003 award, Executive would forfeit the unvested shares on the Employment Termination Date.

The award granted on February 8, 2005 is subject to performance-based vesting criteria, and will vest or be forfeited on February 1, 2010, depending on the Company’s TSR rank as provided in the award agreement.

On the Employment Termination Date, Executive shall forfeit 10,826 of the shares subject to the restricted stock award granted to him by the Company on February 8, 2005.  As an enhanced separation benefit, the Company agrees that Executive will not forfeit on the Employment Termination Date 69,174 of the unvested shares subject to the restricted stock award granted to him by the Company on February 8, 2005; and, instead, such restricted shares shall continue in effect but shall be subject to forfeiture in full upon Executive’s ceasing to serve as Chairman of the Board of the Company prior to February 1, 2010.  Such award, as amended, shall remain subject to the achievement of the performance goals specified in the agreement awarding the restricted shares.

Absent this enhanced separation benefit, pursuant to the award agreement governing the February 8, 2005 award, Executive would forfeit all of the unvested shares on the Employment Termination Date.

Restricted Stock Units:  On February 7, 2008, Executive was awarded 20,000 time-vesting restricted stock units under the 2007 Omnibus Stock Plan, all of which remain unvested.  As an enhanced separation benefit, the Company agrees to fully vest the award on the Employment Termination Date.  Absent this enhanced separation benefit, pursuant to the award agreement governing the February 7, 2008 award, Executive would either (1) forfeit the unvested shares on his termination date unless Executive provided six months prior written notice of his retirement to the Board or (2) if Executive provided six months prior written notice of his retirement to the Board, Executive would forfeit a pro rata portion of the unvested shares pursuant to the formula set forth in the award agreement.  By executing this Agreement, Executive agrees that he will not be paid shares of the Company’s common stock under his February 7, 2008 restricted stock unit award agreement granting such restricted stock units until the date that is six months following the date of his Separation From Service.

As an enhanced separation benefit, the Company will grant the restricted stock unit award contemplated in Section 3 of this Agreement.

Executive will sign an agreement not to compete for a period of 24 months after the Employment Termination Date in the form attached hereto as Annex D.

Annex C

NEWFIELD EXPLORATION COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT

David A. Trice	Awardee
Date of Award:	April 20, 2009
Number of Restricted Stock Units:	100,000

AWARD OF RESTRICTED STOCK UNITS

The Compensation & Management Development Committee (the “Committee”) of the Board of Directors of Newfield Exploration Company, a Delaware corporation (the “Company”), pursuant to the Newfield Exploration Company 2007 Omnibus Stock Plan (the “Plan”), hereby awards to you, the above-named awardee, effective as of the Date of Award set forth above, that number of restricted stock units set forth above (the “Restricted Stock Units”), on the following terms and conditions:

The Restricted Stock Units shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Restricted Stock Units and the obligation to forfeit and surrender such Restricted Stock Units  to the Company (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall lapse as to the Restricted Stock Units that are awarded hereby in accordance with the following schedule provided that you serve as Chairman of the Board of the Company until April 30, 2010 (the “Vesting Date”):

On the Vesting Date, the Forfeiture Restrictions shall lapse as to all of the Restricted Stock Units subject to this Agreement.

If a Change of Control of the Company occurs or you cease to continue to serve as Chairman of the Board of the Company before the Vesting Date your rights to the Restricted Stock Units under this Agreement will be determined as provided in the attached Terms and Conditions (the “Terms and Conditions”).

Upon the lapse of the Forfeiture Restrictions applicable to the Restricted Stock Units, the Company shall issue to you one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in exchange for each Restricted Stock Unit and thereafter you shall have no further rights with respect to such Restricted Stock Unit.  The Company shall cause to be delivered to you a stock certificate representing those shares of the Common Stock issued in exchange for the Restricted Stock Units, and such shares of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

If during the period in which you hold the Restricted Stock Units the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the Restricted Stock Units that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the Restricted Stock Units that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”).  Each Stock Dividend Restricted Stock Unit will be subject to same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for shares of the Common Stock at the same time and on the same basis as such Restricted Stock Unit.

The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution).  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.  Any shares of Common Stock issued to you in exchange for the Restricted Stock Units may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.

The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.

In accepting the award of Restricted Stock Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

NEWFIELD EXPLORATION COMPANY

NEWFIELD EXPLORATION COMPANY

TERMS AND CONDITIONS

1.
CESSATION OF SERVICE/CHANGE OF CONTROL.  The following provisions will apply in the event you cease to serve as Chairman of the Board of the Company prior to the Vesting Date, or a Change of Control of the Company occurs prior to the Vesting Date under the Restricted Stock Unit Award Agreement awarded to you (the “Agreement”):

1.1 Cessation of Service Generally.  If you cease to serve as Chairman of the Board of the Company prior to the Vesting Date for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, the Forfeiture Restrictions then applicable to the Restricted Stock Units shall not lapse and the number of Restricted Stock Units then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date you cease to serve as Chairman of the Board of the Company.

1.2 Change of Control.  The provisions of this Section 1.2 shall apply rather than the provisions of Paragraph X(d) of the Plan for purposes of determining the effect of a Change of Control upon the Restricted Stock Units. If a Change of Control of the Company occurs on or before the Vesting Date and you do not cease to serve as Chairman of the Board of the Company before the date the Change of Control of the Company occurs, then all remaining Forfeiture Restrictions shall lapse at the time specified below.  All remaining Forfeiture Restrictions shall lapse (a) on the date the Change of Control of the Company occurs if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of the Internal Revenue Code of 1986, as amended and the final Department of Treasury Regulations issued thereunder (“Section 409A”), or (b) on the Vesting Date, if the Change of Control of the Company does not so qualify.

1.3 Disability.  Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the Vesting Date and while serving as Chairman of the Board of the Company, all remaining Forfeiture Restrictions shall immediately lapse on the date you cease to serve as Chairman of the Board of the Company due to your incurring a Disability.  For purposes of this Section 1.3, “Disability” means the inability to perform duties and services as a director of the Company by reason of a medically determined physical or mental impairment supported by medical evidence that in the opinion of the Nominating & Corporate Governance Committee of the Board of Directors can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

1.4 Death.  Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Vesting Date and while serving as Chairman of the Board of the Company, all remaining Forfeiture Restrictions shall immediately lapse on the date you cease to serve as Chairman of the Board due to death.

1.5 Removal.  Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if the Board of Directors requests you to resign as Chairman of the Board of Directors prior to the Vesting Date the Forfeiture Restrictions applicable to the Restricted Stock Units will lapse on the Vesting Date.

2.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

3.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

4.
RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER.  You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Restricted Stock Units that are awarded hereby.  Only after a share of the Common Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a stockholder with respect to such share of Common Stock issued in exchange for a Restricted Stock Unit.

5.
SECURITIES ACT LEGEND.  If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the shares of the Common Stock issued under the Agreement an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

6.
LIMIT OF LIABILITY.  Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

7.
FUNDING.  You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement.  Your right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company.

8.
RETIREMENT AGREEMENT.  In addition to the vesting conditions imposed under the Agreement, you will forfeit your  Restricted Stock Units granted under the Agreement if you do not sign and deliver to the Company the Retirement Agreement delivered to you by the Company or if you revoke the Retirement Agreement.

9.
MISCELLANEOUS.  The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any.  In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control.  The term “you” and “your” refer to the Awardee named in the Agreement.  Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.

Annex D
NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “Agreement”) is dated as of April 20, 2009 and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”) and David A. Trice (“Executive”).

R E C I T A L S:

WHEREAS, Executive has been continuously employed by the Company for more than 10 years, and currently serves as the Company’s Chairman and Chief Executive Officer;

WHEREAS, Executive has notified the Company and its Board of Directors (“Board”) that he intends to retire as an officer of the Company on May 7, 2009 (“Officer Retirement Date”) and as an employee of the Company on May 31, 2009 (“Employment Termination Date”), and the Company and the Board agree to such dates;

WHEREAS, after the Employment Termination Date, the Board desires for Executive to serve as non-employee Chairman of the Board until the Company’s 2010 Annual Meeting of Stockholders;

WHEREAS, in his capacities as an employee through the Employment Termination Date and as Chairman of the Board, Executive shall have access to, and the Company shall furnish Executive, confidential information concerning the Company and/or its affiliates (“Confidential Information”);

WHEREAS, the Company and Executive are entering into a Retirement Agreement (the “Retirement Agreement”) simultaneously herewith to set forth certain agreements and understandings regarding, among other things, (1) Executive’s termination of employment with the Company, (2) certain benefits the Company has agreed to provide to Executive upon termination of employment and (3) Executive’s release of any and all claims against the Company;

WHEREAS, as part of the Retirement Agreement, Executive is being granted an award of Restricted Stock Units by the Company;

WHEREAS, it is a condition to Executive being entitled to benefits described in the Retirement Agreement, including the award of Restricted Stock Units, that Executive enter into a Non-Compete Agreement substantially in the form of this Agreement;

NOW, THEREFORE, in consideration of the premises, the Confidential Information to be provided by the Company to Executive, the benefits to be provided to Executive under the Retirement Agreement and the award of Restricted Stock Units and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions; Rules of Construction.

(a)           Definitions.  The following capitalized terms shall have the meaning given to it below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person.  “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area; provided, however, that “Competing Business” shall not include any business that provides services solely to assist other Persons in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas but does not itself acquire or develop, or explore for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area.

“Covered Area” means (a) the United States of America and (b) any foreign jurisdiction (i) in which the Company is operating or (ii) with respect to which the Company is actively considering for operations, in the case of clause (b) only, as of the date hereof.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

“Term” means the period from the Employment Termination Date until the date that is 24 months after the Employment Termination Date.

(b)           Rules of Construction.  For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.

2.           Non-Competition and Non-Solicitation. During the Term, Executive covenants and agrees with the Company that Executive shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, director, employee or consultant) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Executive may (i) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Executive is not a director, officer, employee of, or analogously employed or engaged by, such Person or any of such Person’s Affiliates or (ii) own securities issued by the Company. In addition, Executive agrees that during the Term he shall not, directly or indirectly: (1) interfere with the relationship of the Company or any Affiliate of the Company, or endeavor to entice away from the Company or any Affiliate of the Company, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates, (2) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business competes with or will compete with the Company or any of its Affiliates, or (3) employ, engage as a consultant or adviser, or solicit employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing. The Company has provided Executive, and agrees to provide Executive, Confidential Information.  Executive agrees that the restrictions contained in this Section 2 are necessary to protect Confidential Information the Company has provided to Executive in his confidential relationship as an officer of the Company, and that which the Company will provide Executive in his capacities as an employee through the Employment Termination Date and as Chairman of the Board.

       3.           Specific Performance; Injunctive Relief. Executive specifically acknowledges and agrees that the Company, in providing the Confidential Information and Retirement Benefits, has relied upon the agreements and covenants of Executive contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company.  Executive specifically acknowledges and agrees that any breach or threatened breach by Executive of his agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages.  Executive further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Executive agrees to the granting of any such remedies upon a breach or threatened breach by Executive of any of the terms hereof.  The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages; provided, however, that in no event shall Executive be liable for any damages hereunder in excess of 150% of the Retirement Benefits.

4.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties agree to cooperate in any revision of this Agreement that may be necessary to meet the requirements of law.

5.           Amendment; Modification; Waiver.  No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Executive, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).

6.           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

7.           No Affect on Executive’s Obligations.  This Agreement shall in no way affect any other duties or obligations Executive owes to the Company by contract, law or otherwise.

8.           Legal Fees.  If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.

9.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.           Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Executive has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:
       Lee K. Boothby
       President

EXECUTIVE
_________________________________
                                David A. Trice